Exhibit 11.1

Polyrizon Ltd.

Insider Trading Policy

Amended on: March 23, 2026

I.	Introduction

This insider trading policy (the “Policy”) determines acceptable transactions in the securities of Polyrizon Ltd. (the “Company”) by our employees, directors, officers, and consultants. During the course of your employment, directorship, service, or consultancy with the Company, you may receive important information that is not yet publicly available (“material nonpublic information”), about the Company or about other publicly-traded companies with which the Company has business dealings. Because of your access to this material nonpublic information, you may be in a position to profit financially by buying or selling, or in some other way dealing, in the Company’s stock, or stock of another publicly-traded company, or to disclose such information to a third party who does so profit from the material nonpublic information you provided (a “tippee”).

II.	Insider Trading Policy

A.	Securities Transactions

Use of material nonpublic information by someone for personal gain, or to pass on, or “tip,” the material nonpublic information to someone who uses it for personal gain, is illegal, regardless of the quantity of shares, and is therefore prohibited. You can be held liable both for your own transactions and for transactions effected by a tippee, or even a tippee of a tippee. Furthermore, it is important that the appearance of insider trading in securities be avoided. The only exception is that transactions directly with the Company, e.g., option exercises for cash or purchases under an employee stock purchase plan, are permitted. However, the subsequent sale (including the sale of shares in a cashless exercise program) or other disposition of such stock is fully subject to these restrictions.

B.	Material Nonpublic Information

As a practical matter, it is sometimes difficult to determine whether you possess material nonpublic information. The key to determining whether nonpublic information you possess about a public company is material nonpublic information is whether dissemination of the information would likely affect the market price of the company’s stock or would likely be considered important, or “material,” by investors who are considering trading in that company’s stock. Certainly, if the information makes you want to trade, it would probably have the same effect on others. Remember, both positive and negative information can be material. If you possess material nonpublic information, you may not trade (including gifting and transferring) in a company’s stock, advise anyone else to do so or communicate the information to anyone else until you know that the information has been publicly disseminated. This means that in some circumstances, you may have to forego a proposed transaction in a company’s securities even if you planned to execute the transaction prior to learning of the material nonpublic information and even though you believe you may suffer an economic loss or sacrifice an anticipated profit by waiting. “Trading” includes engaging in short sales, transactions in put or call options, hedging transactions and other inherently speculative transactions.

Nonpublic information relating to the Company is the property of the Company and the unauthorized disclosure of such information is forbidden. In the event any officer, director, employee or consultant of the Company receives any inquiry from outside the Company, such as a stock analyst, for information (particularly financial results and/or projections) that may be Material Nonpublic Information, the inquiry should be referred to the Compliance Officer, and to the other appropriate Company officers.

Prior to disclosure to any third party, any officer, director, employee, or consultant of the Company who is aware of any material nonpublic information concerning the Company that has not been disclosed to the public should report the intention to disclose such information promptly to the Compliance Officer and obtain approval to do so.

Although by no means an all-inclusive list, information about the following items may be considered to be material nonpublic information until it is publicly disseminated:

●	financial results or forecasts (including a material change in anticipated earnings);

●	confirming or updating previous disclosures or analysts’ reports;

●	major product or technological developments;

●	results of pre-clinical studies and clinical trials of the Company’s product candidates;

●	major contract awards or cancellations;

●	M&A activity, including acquisitions or dispositions of assets or divisions;

●	pending public or private sales of debt or equity securities;

●	strategic plans;

●	declaration of stock splits, dividends or changes in dividend policy;

●	top management or control changes;

●	possible tender offers or proxy fights;

●	significant write-offs;

●	significant litigation or settlements;

●	impending bankruptcy or financial liquidity problems;

●	loan defaults;

●	gain or loss of a significant license agreement or other contracts with customers or suppliers;

●	pricing changes or discount policies;

●	the gain or loss of significant customers, suppliers or business partners;

●	corporate partner relationships or joint venture developments; and

●	governmental actions or regulations.

For information to be considered publicly disseminated, it must be widely disclosed through a press release or SEC filing, and a sufficient amount of time must have passed to allow the information to be fully disclosed. Generally speaking, information will be considered publicly disseminated after two full trading days have elapsed since the date of public disclosure of the information. For example, if an announcement of material nonpublic information of which you were aware was made prior to trading on Wednesday, then you may execute a transaction in the Company’s securities on Friday.

III.	Stock Trading by Directors, Officers and Other Employees

We require directors, officers and other employees to do more than refrain from insider trading. We require that they limit their transactions in the Company’s stock to defined time periods following public dissemination of quarterly, interim and annual financial results and notify, and in some instances receive approval from, the Compliance Officer prior to engaging in transactions in the Company’s stock and observe other restrictions designed to minimize the risk of apparent or actual insider trading.

The Company has appointed its Chief Financial Officer, or in his or her absence, the Company’s Chief Executive Officer, as the Company’s Insider Trading Compliance Officer (the “Compliance Officer”). The Compliance Officer has the authority to impose restrictions on trading in the Company’s securities by appropriate individuals at any time. In such event, the Compliance Officer will notify the affected individuals, either personally, by email or by voicemail, to inform them of the restrictions.

A.	Covered Insiders

The provisions outlined in this Insider Trading policy apply to all directors, officers and employees of the Company (collectively, the “Company Affiliated Persons”). Generally, family members, and members of the household of the Company Affiliated Persons whose trading activities are controlled or influenced by any of such persons should be considered to be subject to the same restrictions (“Insiders”). This Policy also applies to any trust or other estate in which an Insider has a substantial beneficial interest or as to which he or she serves as trustee or in a similar fiduciary capacity, and to any trust, corporation, partnership or other entity which the Insider controls, including venture capital partnerships. This Policy also applies to any person who receives material nonpublic information from any Insider. Any person covered by this Policy who possesses material nonpublic information regarding the Company is an Insider for so long as the information is not publicly known. Any employee can be an Insider from time to time, and would at those times be subject to this Policy.

B.	Window Period

Generally, except as set forth in this paragraph B and in paragraphs C, D and G of this policy, directors, officers and other employees may buy or sell securities of the Company only during a “window period” that begins at the close of market on the 14th day of the last month of the second quarter and fourth quarter, and ending after one full trading day has elapsed following the date of public disclosure of the financial results for that period . This window period may be closed early or may not open if, in the judgment of the Company’s Compliance Officer, there exists undisclosed information that would make trades by members of the Company’s directors, officers or employees inappropriate. It is important to note that the fact that the window period has closed early or has not opened should be considered material nonpublic information. A director, officer or other employee who believes that special circumstances require him or her to trade outside the window period should consult with the Company’s Compliance Officer. Permission to trade outside the window period will be granted only where the circumstances are extenuating and there appears to be no significant risk that the trade may subsequently be questioned.

NOTWITHSTANDING THESE TIMING GUIDELINES, IT IS ILLEGAL FOR ANY PERSON TO TRADE WHILE IN POSSESSION OF MATERIAL NONPUBLIC INFORMATION, INCLUDING SITUATIONS IN WHICH THE PERSON IS AWARE OF MAJOR DEVELOPMENTS THAT HAVE NOT YET BEEN PUBLICLY ANNOUNCED BY THE COMPANY. TRADING IN THE COMPANY’S SECURITIES DURING THE TRADING WINDOW SHOULD NOT BE CONSIDERED A “SAFE HARBOR”, AND ALL DIRECTORS, OFFICERS AND OTHER INSIDERS SHOULD USE GOOD JUDGMENT AT ALL TIMES.

C.	Exceptions to Window Period

1. Option/Warrant Exercises. Directors, officers and other employees may exercise options/warrants for cash granted under the Company’s equity incentive plans without restriction to any particular period in light of information then available to the public. However, the subsequent sale of the stock (including sales of stock in a cashless exercise) acquired upon the exercise of options/warrants is subject to all provisions of this policy.

2. 10b5-1 Automatic Trading Programs. In addition, purchases or sales of the Company’s securities made pursuant to, and in compliance with, a written plan established by a director, officer or other employee that meets the requirements of Rule 10b5-1 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (a “Trading Plan”) may be made without restriction to any particular period provided that (i) the Trading Plan was established in good faith, in compliance with the requirements of Rule 10b5-1, at the time when such individual was not in possession of material nonpublic information about the Company and the Company had not imposed any trading blackout period, (ii) the Trading Plan was reviewed by the Company prior to establishment, solely to confirm compliance with this policy and the securities laws, including Rule 10b5-1, and (iii) the Trading Plan allows for the cancellation of a transaction and/or suspension of such Trading Plan upon notice and request by the Company to the individual if any proposed trade (a) fails to comply with applicable laws (e.g., exceeding the number of shares that may be sold under Rule 144 under the U.S. Securities Act of 1933, as amended (“Rule 144”)) or (b) would create material adverse consequences for the Company. The Company must be notified of the establishment of any such Trading Plan, any amendments to such Trading Plan and the termination of such Trading Plan. The transactions prohibited under this Policy, including among others short sales and hedging transactions, may not be carried out through a Trading Plan or other arrangement or trading instruction involving potential sales or purchases of the Company’s securities.

D.	Pre-Clearance and Advance Notice of Transactions

In addition to the requirements of paragraph B above, directors, officers, the controller, the investor relations department of the Company, and other employees that the Compliance Officer deems to have routine access to material non-public information (“Access Insiders”) may not engage in any transaction in the Company’s securities, including any purchase or sale in the open market, loan or other transfer of beneficial ownership without first obtaining pre-clearance of the transaction from the Company’s Compliance Officer, at least two business days in advance of the proposed transaction. The Compliance Officer will then determine whether the transaction may proceed. Pre-cleared transactions not completed within five business days shall require new pre-clearance under the provisions of this paragraph. The Company may, at its discretion, shorten such period of time.

Advance notice of gifts or an intent to exercise an outstanding stock option shall be given to the Compliance Officer. To the extent possible, advance notice of upcoming transactions to be effected pursuant to an established Trading Plan under Section III.C.2 above shall also be given to the Compliance Officer.

Before each transaction in the Company’s securities by a Company each officer and director should contact the Compliance Officer regarding compliance with Rule 144, which contains guidelines for the sale of privately issued shares and sales by affiliates of the Company, if such sales are not covered by an effective registration statement, to the extent applicable.

E.	Prohibition of Speculative or Short-term Trading

No director, officer or other employee may engage in short sales, transactions in put or call options, hedging transactions, margin accounts or other inherently speculative transactions with respect to the Company’s stock at any time, or pledging the Company’s stock as collateral for a loan.

F.	Rule 144 and Section 16 Matters for Directors and Officers

Directors and principal officers of the Company must also comply with Rule 144, or another applicable exemption from registration. The practical effect of Rule 144 is that directors and officers who sell the Company’s securities may be required to comply with a number of requirements including holding period, volume limitation, manner of sale and SEC filing requirements. The Company may provide separate memoranda and other appropriate materials to its directors and officers regarding compliance with Rule 144.

Section 16 (“Section 16”) of the Exchange Act, and the related rules and regulations, set forth obligations and limitations applicable to certain persons at a company. The Company’s Board of Directors has determined and notified those persons who are required to comply with Section 16, and the related rules and regulations, because of their positions with the Company.

The timely reporting of transactions requires timely interface with brokers handling transactions for persons that are subject to Section 16 reporting requirements. A knowledgeable, alert broker can also serve as a gatekeeper, helping to ensure compliance with the Company’s pre-clearance procedures and helping prevent inadvertent violations. Therefore, in order to facilitate timely compliance with the requirements of Section 16, persons subject to Section 16 need to make sure that their brokers comply with the following requirements:

●	not enter any order (except for orders under pre-approved Rule 10b5-1 trading plans) without first verifying with the Company that a transaction was pre-cleared and complying with the brokerage firm’s compliance procedures (e.g., Rule 144); and

●	report before the close of business on the day of the execution of the transaction to the Company in writing via e-mail to the Compliance Officer, and if receipt is not verified in writing by the Company, also verify receipt by telephone, the complete details of every transaction (i.e., date, type of transaction, number of shares and price) involving the Company’s equity securities, including gifts, transfers, pledges and all transactions under 10b5-1 and other trading plans.

Because it is the legal obligation of the trading person to cause any filings on Form 3, Form 4, Form 5 or Form 144 (or as may otherwise be required) to be made, you are strongly encouraged to confirm following any transaction that your broker has immediately e-mailed the required information to the Company and confirmed receipt of such information.

G.	Applicability of Policy to Material Nonpublic Information Regarding Other Companies

No person shall purchase, sell, gift or otherwise transfer any security of any other company, including another company in the Company’s industry, while in possession of material nonpublic information if such information is obtained in the course of the Insider’s employment or service with the Company, or that of a family member. All employees should treat material nonpublic information about any other company with the same care required with respect to information related directly to the Company.

H.	Open Orders

Any Insider who has placed a limit order or open instruction to buy or sell the Company’s securities shall bear responsibility for canceling such instructions immediately upon becoming in possession of material nonpublic information.

IV.	Duration of Policy’s Applicability

This policy continues to apply to your transactions in the Company’s shares or the securities of other publicly traded companies engaged in business transactions with the Company even after your employment, directorship or consultancy with the Company has terminated. If you are in possession of material nonpublic information when your relationship with the Company concludes, you may not trade in the Company’s shares or the securities of any such other company until two full trading days after the information has been publicly disseminated or is no longer material.

V.	Penalties

Anyone who effects transactions in the Company’s stock or the stock of other public companies engaged in business transactions with the Company (or provides information to enable others to do so) on the basis of material nonpublic information is subject to both civil liability and criminal penalties, as well as disciplinary action by the Company.

Insiders may also be liable for improper transactions by a tippee to whom they have disclosed material nonpublic information or any person to whom the tippee discloses such material nonpublic information regarding the Company or to whom they have made recommendations or expressed opinions on the basis of such information as to trading in the Company’s securities. The civil penalties and criminal sanctions for tipping by an Insider are the same as the ones for an Insider conducting insider trading, even if the disclosing person did not profit from the trading.

An employee, director or consultant who has questions about this policy or a proposed transaction should contact his or her own attorney or our Compliance Officer, Nir Ben Yosef at nir@polyrizon-biotech.com.

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